EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Amendment No. 2 to Registration Statement on Form SB-2 of Collins Financial Services USA, Inc. and subsidiaries of our report dated March 5, 2004 relating to the consolidated financial statements of Collins Financial Services USA, Inc. and subsidiaries, which appears in this Form SB-2.

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
June 24, 2004